Exhibit 99.1

Trex Company Reports Third Quarter 2023 Results

Resilient Consumer Demand Drives Robust Sales Growth

Improved Volume and Cost Out Program Generated Strong Profit Growth

Raising Full Year 2023 Revenue and Adjusted EBITDA Guidance

WINCHESTER, Va.--(BUSINESS WIRE)--October 30, 2023--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of high-performance, low-maintenance and eco-friendly decking and railing and a leader in outdoor living products, today reported third quarter 2023 results.

Third Quarter 2023 Highlights

  Net sales of $304 million
  Gross margin of 43.1%; 41.8% excluding $3.8 million warranty reserve benefit
  Net income of $65 million and diluted earnings per share of $0.60
  Adjusted EPS of $0.57 excluding the warranty reserve benefit
  Adjusted EBITDA of $96 million and Adjusted EBITDA margin of 31.5%

CEO Comments

“The third quarter was another quarter of strong results as underlying consumer demand for Trex products, together with operating efficiencies and improved utilization, drove robust performance across all key financial metrics. Channel sell-through growth remained at mid-single-digit levels. Revenue growth benefitted from the success of new product launches and ongoing brand and marketing investments that educate consumers on the value proposition of converting from wood to Trex decking and railing products. Our recently launched premium Trex Transcend® Lineage™ and Trex Signature® decking lines have been favorably received in the marketplace and recognized for their respective attributes: Lineage’s refined look and heat-mitigating technology and Signature’s authentic aesthetics that replicate the graining and color richness of tropical hardwoods. We also gained traction with Trex Select® T-Rail, our high-performance, low-maintenance composite rail system that is priced to compete with low-cost vinyl railing systems,” said Bryan Fairbanks, President and Chief Executive Officer.

“Higher sales volume, increased utilization rates and the benefits from our investments in production efficiencies drove a significant improvement in gross margin in the third quarter and again demonstrated our ability to achieve strong performance on less-than-full capacity. Our return to normalized brand spending is showing returns as the market continues to demonstrate mid-single digit sell through growth, despite economic uncertainties. During the quarter the Company achieved an adjusted EBITDA margin of 31.5%.

“Year-to-date results reflect the resilience of consumer demand for Trex products and the strength of the outdoor living category. With a full range of product offerings in decking, railing and complementary accessories, we have and will continue to expand our addressable market, positioning Trex for continued long term growth and profitability.”

Third Quarter 2023 Results

Third quarter 2023 consolidated net sales were $304 million, compared to $188 million in the prior-year quarter. The increase in net sales was substantially due to increased volume which resulted from strong secular trends and the non-recurrence of the channel inventory drawdown that occurred during the 2022 quarter. Trex Residential net sales in the year ago quarter were $178 million.

Consolidated gross profit as a percentage of net sales, gross margin, was 43.1% in the third quarter of 2023 compared to consolidated gross margin of 24.5% and Trex Residential gross margin of 25.4% in the same quarter last year. The increase in gross margin was the result of increased volume, cost out initiatives, and positive plant performance.

Selling, general and administrative expenses were $45 million, or 14.7% of net sales, compared to $27 million, or 14.2% of net sales, in the 2022 third quarter. The increase was primarily due to increased branding and a return to normalized personnel and incentive expenses.

Net income for the 2023 third quarter was $65 million, or $0.60 per diluted share, compared to net income of $14 million, or $0.13 per diluted share, reported in the 2022 third quarter. EBITDA was $99 million, compared to $31 million and EBITDA as a percentage of net sales, EBITDA margin, was 32.7%, compared to 16.4%.

During the 2023 third quarter, the Company recognized a benefit of $3.8 million to the Trex Residential warranty reserve related to the legacy surface flaking issue that affected a portion of the products manufactured at the Nevada plant prior to 2007. Excluding the warranty benefit, consolidated gross margin was 41.8%. Net income was $62 million, or $0.57 per diluted share, EBITDA was $96 million, and EBITDA margin was 31.5%.

Year-to-Date Results

Year-to-date consolidated net sales were $899 million compared to $914 million in the year-ago period. Trex Residential net sales were $879 million for the first nine months of 2022. Consolidated gross margin was 42.5%, compared to 37.0% in 2022. Trex Residential gross margin was 38.1% during the same period in the prior year.

Selling, general and administrative expenses were $134 million, or 14.9% of net sales, compared to $106 million, or 11.6% of net sales, in the year-ago period.

Net income year-to-date was $183 million, or $1.69 per diluted share, compared to $175 million, or $1.55 per diluted share, in 2022. EBITDA was $285 million and EBITDA margin was 31.7%, compared to EBITDA of $265 million and EBITDA margin of 29.0% in 2022.

Excluding the warranty benefit, consolidated gross margin was 42.0%. Net income was $181 million, or $1.66 per diluted share, EBITDA was $281 million, and EBITDA margin was 31.3%.

Recent Developments and Recognitions

  Trex Transcend® Lineage™ decking has been recognized in Good Housekeeping’s 2023 Home Renovation Awards in the Exterior Enhancements category.
  A joint initiative by Trex Company and Keep Arkansas Beautiful was celebrated as the “2023 Recycling Education Program of the Year” by the Arkansas Recycling Coalition.
  Trex Company has been named a 2023 Eco-Leader, the highest honor awarded by Green Builder Media, North America’s leading media group focused on green building and responsible growth.

Summary and Outlook

“Our year-to-date performance reflects a substantial year-on-year recovery supported by consumer demand for our expanded portfolio of Trex products. Decking, railing and adjacencies represent a $14 billion market opportunity for Trex, which we plan to capture though programs to successfully increase attachment rates of railing to our decking products, additional investments in new products, and the continued cultivation of our market leading distribution platform. We expect to retain our position as the industry’s greenest and lowest cost manufacturer thanks to our unique use of recycled materials together with the benefits of ongoing cost-out programs and the future benefits from our world class Arkansas facility.

“Based on our current market visibility we are projecting fourth quarter revenues of $185 million to $195 million, reflecting both seasonally low demand and our expectation that year-end channel inventories will be below those of year-end 2022. With the fourth quarter estimates, this would imply full year revenue of $1.09 billion using the mid-point of the guidance. This is an increase from the prior guidance of $1.04 billion to $1.06 billion for the year.

“Additionally, we now expect our full year adjusted EBITDA margin to range from 29% to 29.5% compared to the 28% to 29% range we previously provided, which includes our expectation that SG&A spending will represent 15% to 16% of net sales for the year,” Mr. Fairbanks concluded.

Third Quarter 2023 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2023 results on Monday, October 30, 2023 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q23 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of adjusted net income and adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, and adjusted EBITDA and adjusted EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Trex Company, Inc.	2023	Consolidated 2022	Trex Residential 2022	2023	Consolidated 2022	Trex Residential 2022
	(in thousands, except per share amounts)
Net Income	$65,266	$14,423	$15,287	$183,433	$174,549	$176,939
Warranty adjustment	$(3,800)	$-	$-	$(3,800)	$-	$-
Severance charges	-	1,222	1,026	-	1,222	1,026
Income tax effect *	969	(305)	(256)	969	(305)	(256)
Adjusted Net Income	$62,435	$15,340	$16,057	$180,602	$175,466	$177,709

Diluted earnings per share	$0.60	$0.13	$0.14	$1.69	$1.55	$1.57
Adjusted diluted earnings per share	$0.57	$0.14	$0.15	$1.66	$1.56	$1.58

* Effective tax rate for 2023 and 2022 of 25.5% and 25%, respectively.

Reconciliation of net income (GAAP) to EBITDA and adjusted EBITDA (non-GAAP) is as follows:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Trex Company, Inc.	2023	Consolidated 2022	Trex Residential 2022	2023	Consolidated 2022	Trex Residential 2022
	($ in thousands)
Net Income	$65,266	$14,423	$15,287	$183,433	$174,549	$176,939
Interest expense (income), net	(734)	-	-	2,555	(103)	(103)
Income tax expense	21,831	4,928	5,211	62,089	57,665	58,454
Depreciation and amortization	12,996	11,465	11,194	37,194	33,270	32,435
EBITDA	$99,359	$30,816	$31,692	$285,271	$265,381	$267,725
Warranty adjustment	(3,800)	-	-	(3,800)	-	-
Severance charges	-	1,222	1,026	-	1,222	1,026
Adjusted EBITDA	$95,559	$32,038	$32,718	$281,471	$266,603	$268,751
Net income as a percentage of net sales	21.5%	7.7%	8.6%	20.4%	19.1%	20.1%
EBITDA as a percentage of net sales (EBITDA margin)	32.7%	16.4%	17.8%	31.7%	29.0%	30.5%
Adjusted EBITDA as a percentage of net sales (Adjusted EBITDA margin)	31.5%	17.0%	18.4%	31.3%	29.2%	30.6%

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing – all proudly manufactured in the U.S.A. – and a leader in high performance, low-maintenance outdoor living products. Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named 2023 America’s Most Trusted® Decking Brand by Lifestory Research* and one of 2022’s 50 Best U.S. Manufacturers by Industry Week. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

*2023 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2023 America’s Most Trusted® Outdoor Decking study. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)

Net sales	$303,836	$188,472	$899,092	$913,950
Cost of sales	172,941	142,264	517,321	575,452
Gross profit	130,895	46,208	381,771	338,498
Selling, general and administrative expenses	44,532	26,857	133,694	106,387
Income from operations	86,363	19,351	248,077	232,111
Interest (income) expense , net	(734)	-	2,555	(103)
Income before income taxes	87,097	19,351	245,522	232,214
Provision for income taxes	21,831	4,928	62,089	57,665
Net income	$65,266	$14,423	$183,433	$174,549
Basic earnings per common share	$0.60	$0.13	$1.69	$1.55
Basic weighted average common shares outstanding	108,583,009	110,140,496	108,707,699	112,609,684
Diluted earnings per common share	$0.60	$0.13	$1.69	$1.55
Diluted weighted average common shares outstanding	108,702,495	110,300,017	108,829,374	112,787,994
Comprehensive income	$65,266	$14,423	$183,433	$174,549

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	September 30,	December 31,
	2023	2022

ASSETS
Current assets:

Cash and cash equivalents	$4,644	$12,325
Accounts receivable, net	200,909	98,057
Inventories	60,384	141,355
Prepaid expenses and other assets	7,130	35,105
Total current assets	273,067	286,842
Property, plant and equipment, net	671,035	589,892
Operating lease assets	27,286	30,991
Goodwill and other intangible assets, net	18,267	18,582
Other assets	7,157	7,398
Total assets	$996,812	$933,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$31,795	$19,935
Accrued expenses and other liabilities	88,919	44,064
Accrued warranty	5,092	4,600
Line of credit	56,500	222,000
Total current liabilities	182,306	290,599
Deferred income taxes	68,224	68,224
Operating lease liabilities	20,197	23,974
Non-current accrued warranty	17,874	20,999
Other long-term liabilities	16,560	11,560
Total liabilities	305,161	415,356

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 140,958,411 and 140,841,833 shares issued and 108,595,105 and 108,743,423 shares outstanding at September 30, 2023 and December 31, 2022, respectively	1,410	1,408
Additional paid-in capital	137,088	131,539
Retained earnings	1,314,107	1,130,674
Treasury stock, at cost, 32,363,306 and 32,098,410 shares at September 30, 2023 and December 31, 2022, respectively	(760,954)	(745,272)
Total stockholders’ equity	691,651	518,349
Total liabilities and stockholders’ equity	$996,812	$933,705

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30
	2023	2022
	(unaudited)
Operating Activities
Net income	$183,433	$174,549
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	37,194	33,269
Stock-based compensation	7,384	3,531
Loss (gain) on disposal of property, plant and equipment	1,081	(43)
Other non-cash adjustments	(169)	(171)
Changes in operating assets and liabilities:
Accounts receivable	(102,852)	62,343
Inventories	80,971	(48,362)
Prepaid expenses and other assets	4,376	7,125
Accounts payable	10,678	(3,769)
Accrued expenses and other liabilities	39,039	8,842
Income taxes receivable/payable	27,090	7,079

Net cash provided by operating activities	288,225	244,393

Investing Activities
Expenditures for property, plant and equipment	(112,920)	(108,163)
Proceeds from sales of property, plant and equipment	-	45

Net cash used in investing activities	(112,920)	(108,118)

Financing Activities
Borrowings under line of credit	509,500	156,000
Principal payments under line of credit	(675,000)	(80,000)
Repurchases of common stock	(18,441)	(347,957)
Proceeds from employee stock purchase and option plans	925	1,381
Financing costs	30	(867)

Net cash used in financing activities	(182,986)	(271,443)

Net decrease in cash and cash equivalents	(7,681)	(135,168)
Cash and cash equivalents at beginning of period	12,325	141,053

Cash and cash equivalents at end of period	$4,644	$5,885

TREX COMPANY, INC.

Segment Data
(in thousands)
(unaudited)

Three Months Ended September 30, 2022	Trex Consolidated	Trex Commercial	Trex Residential
Net sales	$188,472	$10,696	$177,776
Cost of sales	142,264	9,608	132,656
Gross profit	46,208	1,088	45,120
Selling, general and administrative expenses	26,857	2,234	24,623
Income (loss) from operations	19,351	(1,146)	20,497
Interest income, net	-	-	-
Income (loss) before income taxes	19,351	(1,146)	20,497
Provision (benefit) for income taxes	4,928	(283)	5,211
Net income (loss)	$14,423	$(864)	$15,287
EBITDA	$30,816	$(876)	$31,692
Depreciation and amortization	$11,465	$271	$11,194
Capital expenditures	$41,557	$154	$41,403
Total assets	$841,898	$38,972	$802,926
TREX COMPANY, INC.

Segment Data
(in thousands)
(unaudited)

Nine Months Ended September 30, 2022	Trex Consolidated	Trex Commercial	Trex Residential
Net sales	$913,950	$35,058	$878,892
Cost of sales	575,452	31,167	544,285
Gross profit	338,498	3,891	334,607
Selling, general and administrative expenses	106,387	7,070	99,317
Income (loss) from operations	232,111	(3,179)	235,290
Interest income, net	(103)	-	(103)
Income (loss) before income taxes	232,214	(3,179)	235,393
Provision (benefit) for income taxes	57,665	(789)	58,454
Net income (loss)	$174,549	$(2,390)	$176,939
EBITDA	$265,381	$(2,344)	$267,725
Depreciation and amortization	$33,270	$835	$32,435
Capital expenditures	$108,163	$226	$107,937
Total assets	$841,898	$38,972	$802,926

Contacts

Lynn Morgen/Viktoriia Nakhla, ADVISIRY Partners
212-750-5800
lynn.morgen@advisiry.com; vicky.nakhla@advisiry.com